Exhibit 10.1

Certain information in this document indicated with “[REDACTED]” has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

HF FOODS GROUP INC

6325 S. Rainbow Blvd., Las Vegas, NV 89118

April 19, 2024
Cindy Yao
[REDACTED]
Re: Offer of Employment – Chief Financial Officer
Dear Cindy:
HF Foods Group, Inc. (hereinafter, the “Company”) is pleased to extend an offer of employment to you for the position described below and based upon the terms outlined. Please take the time necessary to read this offer of employment in its entirety and contact me with any questions concerning its contents.
Title and Start Date
Your employment as Chief Financial Officer with the Company will commence on or before May 1, 2024.
Work Location and Reporting
Your work site is located at the Company office in Las Vegas, Nevada. You will report directly to Peter Zhang, Chief Executive Officer.
Classification of Employment
Your employment classification is defined as Salary and Exempt from overtime.
Compensation Package
Base Salary:     $375,000 (Annually), payable in regular bi-weekly installments less applicable payroll deductions and statutory withholdings permissible under federal and state law. Your base salary will be reviewed on an annual basis.
Bonus Target:    Your annual target bonus will be equal to 100% of your Base Salary. For FY2024, your bonus will be prorated based on your start date.
LTI:    You will be eligible for equity grants in the form of Restricted Stock Units (RSUs) and Performance Stock Units (PSUs), subject to annual Compensation Committee approval. For FY2024, you will receive RSUs equal to the value of 50% of your Base Salary, and PSUs equal to the value of 50% of your Base Salary
Severance:     You will be eligible for six months of severance pay equal to one half (1/2) times your base salary. After eighteen months of continuous service to the Company, you will be eligible for “C-Suite” severance benefits in the HF Foods Group Severance Plan. Those benefits include payment of 1x Base Salary for termination without cause, or termination for good reason, and 3x Base Salary for a termination by the Company or acquiring party in conjunction with a change in control. Details on the benefits and restrictions are set forth in the Plan, a copy of which will be provided to you. For the avoidance of doubt, you will waive any rights to participate in the HF Foods Group Severance Plan until you have achieved eighteen months of continuous service with the Company.

Relocation:    As part of your offer, the Company will provide you with 12 months of corporate housing in Las Vegas. You will also receive     a lump sum payment of $150,000.00 to cover all other relocation expenses (the “Relocation Payment”). In addition, the Company will pay for your travel expenses to Virginia once per month until you permanently relocate. The relocation benefits will be grossed up to include standard supplemental income tax deduction. If you are terminated with cause or resign voluntarily within 12 months of your start date, you will repay 100% of the Relocation Payment.

Benefit Eligibility Period
Information pertaining to benefit options and eligibility provisions, such as health insurance and 401(k) enrollment, will be provided upon hiring. The Company will reimburse you for any COBRA payments you make to retain your current healthcare coverage until you are eligible to join the Company’s healthcare coverage.
Company Policies and Procedures
We will provide you with the Company Employee Handbook at your orientation. You are required to review the Employee Handbook in its entirety and sign the acknowledgement. We ask that you abide by the policies and procedures set forth in this Handbook, bringing any questions or comments to the attention of either your supervisor or a Human Resources representative.
Expenses
The Company will promptly reimburse you for any expenses incurred in connection with the performance of your job duties.
Employment Contingencies
Your offer of employment by the Company is contingent upon receiving the following documentation:
    Signed offer letter
Signed Acknowledgement that you have reviewed the Employee Handbook within three (3) days of your date of hire
Submitting documentation within three (3) days of your date of hire, to satisfy U.S. employment eligibility requirements in accordance with federal law
Employment Relationship
Your employment with the Company is defined as “at-will”. Both you and the Company may decide to terminate the employment relationship at any time, for any reason or no reason, with or without cause or prior notice from either you or the Company.
Expiration of Offer
If this offer of employment is not accepted by you on or before the end of business on April 23, 2024, it will be subject to revocation by the Company.
If you understand and agree to the terms set forth in this offer of employment, please sign both copies where indicated and return one original letter to me. Please retain one original copy of this offer letter for your files.

Please contact me should you have any questions. We are excited and look forward to having you on our team.
Sincerely,

/s/ Peter Zhang
Peter Zhang

Chief Executive Officer

I HAVE READ THE ABOVE TERMS OF THIS OFFER OF EMPLOYMENT AND I FULLY UNDERSTAND, ACCEPT AND AGREE TO THEM.

Cindy Yao	April 22, 2024
Print Full Name	Date

/s/ Cindy Yao
Signature